EXHIBIT 10.1


                             EMPLOYMENT AGREEMENT


 This AGREEMENT is made this 22nd day of March 2004 by and between First Health Group Corp., a Delaware corporation headquartered in Illinois ("Company"), and William McManaman ("Employee").

                                  BACKGROUND

 A. Company desires to employ Employee, and Employee desires to be employed by Company.

 B. For and in consideration of the promises and of the mutual covenants hereinafter set forth, it is hereby agreed by and between the parties as follows:

                                  AGREEMENT

    1. Employment. Effective March 22, 2004 (the "Effective Date") Company hereby agrees to employ Employee to perform the duties set forth in Section 3 hereof ("Employee Services"). Employee hereby accepts employment to perform Employee Services for Employer under the terms and conditions of this Agreement.

    2. Term. Subject to earlier termination pursuant to Section 8 hereof, the term of Employee's employment under this Agreement will be for four (4) years beginning on the Effective Date (the "Initial Term") and will automatically renew for consecutive one (1) year terms (each a "Renewal Term" and collectively with the Initial Term the "Term"), unless earlier terminated pursuant to Section 6 hereof on or before a date which is one year prior to the end of the Initial Term or the Renewal Term, as applicable, provided, however, automatic renewal shall not preclude termination by either party upon notice pursuant to Section 6(a) and subject to the obligations of such party under Section 6.

    3. Duties. Employee will initially serve as Senior Vice President _ Finance. On March 17, 2004, Employee will be nominated and appointed, subject to approval by the Company's Board of Directors (the "Board"), as Chief Financial Officer. Employee will perform all responsibilities and duties as are assigned, or delegated to Employee, by the President and Chief Executive Officer of the Company ("CEO"), which responsibilities and duties include but are not limited to all the functions and responsibilities set forth in the Bylaws of the Company and all financial, accounting and similar responsibilities and obligations of the Company. Employee will report to and is subject to supervision by the CEO, President or Chairman.

    4. Time Commitment. Employee will devote Employee's entire business time, attention and energies to the performance of Employee Services. Employee may not be associated with, consult, advise, work for, be employed by, contract with, or otherwise devote any of the Employee's time to the pursuit of any other work or business activities which may interfere with the performance of services hereunder. Notwithstanding the foregoing, with the written approval of the CEO Employee may serve on corporate, civic or charitable boards, provided that such service does not interfere with the performance of the Employee Services. Employee is currently serving as a member of the Board of Directors of AMCORE Financial, Inc., and such service is hereby approved.

    5. Compensation and Benefits. Company will pay the following compensation to Employee in full consideration for performance of Employee Services hereunder in accordance with Company's then-current payroll policies and procedures.

       (a) Salary. Employee will receive a gross annual salary of $450,000 ("Base Salary"). This salary is payable in accordance with Company's then - current payroll policies and procedures. The gross annual salary will be subject to annual review by the Company and the Board of Directors.

       (b) Incentive Compensation. As soon as practicable after the end of each fiscal year of the Company during the Term and commencing with the year ending December 31, 2004, the Company's Pretax Income for such fiscal year (as determined in accordance with generally accepted accounting principles) will be compared to the Company's Pretax Income for the immediately preceding fiscal year (Threshold Year). If Pretax Income has increased by 5% or more for the year, the resulting percentage increase (rounded to the nearest whole number) will be used to determine any Incentive Compensation payable to Employee in accordance with the following table:

                                         Incentive Compensation Factor
       Pretax Income Increase        (as % of Threshold Year Base Salary)
       ----------------------        ------------------------------------
            5%   -    9%                           25% - 49%
           10%   -   19%                           50% - 74%
           20%   -   29%                           75% - 99%
           30%   -   39%                          100% - 124%
           40%   -   49%                          125% - 149%
           50% and above                              150%

           In example, if Base Salary equals $450,000 and the Pretax Income increases 7%, Employee will receive $157,500 or 35% of Threshold Year Base Salary as Incentive Compensation (the relative incremental difference between 25% and 49%.

           Provided, however, that for the year ending December 31, 2004, the amount of Employee's Incentive Compensation shall not be less than 50% of his Base Salary. For purposes of this Agreement Employee's "Target Bonus" shall be 50% of Base Salary as from time to time in effect.

           If a merger, acquisition, accounting pronouncement or other unusual financial event of the Company causes a material change to the Pretax Income for any year, Employee and Company agree that for the purpose of this Agreement only, Pretax Income will not include the unusual event and/or will be modified to neutralize the financial effect of the event.

           If the Company makes revisions to the senior executive incentive compensation plan, then the Incentive Compensation provisions set forth in this Section 5(b) shall be similarly amended. Additionally, if the Company adopts a new incentive compensation plan for its senior executives which would provide Employee with a greater bonus opportunity than provided in this Section 5(b), then Employee will be eligible to participate in such incentive compensation plan and the provisions of this Section 5(b) shall thereafter no longer be applicable to Employee.

       (c) Expenses. Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of Employee Services upon submission by Employee of expense reports with substantiating vouchers, in accordance with the Company's then current expense reimbursement policy.

       (d) Stock Options. As an inducement to his entering into this Agreement, upon the Effective Date, the Company shall grant to the Employee options to purchase a total of 250,000 shares of Common Stock of the Company, each such option to be on the terms and subject to the conditions of the respective stock option agreements (the "Option Agreements") to be entered into between the Company and the Employee, the forms of which are attached hereto as Exhibits 1, 2, 3 and 4. In addition, for years after 2004, Employee will be eligible for awards of options or other equity compensation as determined by the Board in accordance with the Company's stock option plan applicable to senior executives at the time.

       (e) Benefits and Flexible Time Off. Employee shall be entitled to participate in such group life insurance, major medical, and other employee benefit plans (collectively "Benefit Plans") as established by Company in accordance with the applicable terms and conditions of such Benefit Plans, which Benefit Plans may be modified or discontinued by Company at any time; provided, however that Employee shall meet the requirements of the Benefit Plans for participation and in no event, including breach or wrongful termination of this Agreement, shall Employee be entitled to any amount of compensation in lieu of participation, unless otherwise provided by the terms of the Benefit Plan.

       Employee shall also be entitled to paid time off in accordance with Company's then current Flexible Time Off ("FTO") program. Employee shall accrue such FTO at the rate specified in the FTO program. Flexible Time Off shall be taken with due consideration for the services required of Employee and to the requirements of Company.

    6. Termination.

       (a) Either party may terminate this Agreement at any time during the Term, without cause, upon no less than one hundred and twenty (120) day's prior written notice. If requested by Company, Employee will continue to render Employee Services and be paid Employee's regular compensation up to the date of termination in accordance with Company's then-current payroll policies and procedures.

       (b) Employee may terminate his employment with the Company for Good Reason (as herein defined) fourteen (14) days following delivery of written notice of intent to terminate for Good Reason (subject to Company's limited right to cure), and such notice will set forth in specific detail the basis for the termination for Good Reason. "Good Reason" means (i) failure to be elected as Chief Financial Officer at the Company's annual meeting of shareholder in 2004, (ii) a material diminution in his title; (iii) a material change in his responsibilities such that he no longer reports directly to the CEO, President, or Chairman, (iv) a requirement that he relocate his personal residence more than fifty (50) miles from Chicago, Illinois (or from such other locations to which Employee agreed to relocate), or (v) any material breach of this Agreement by the Company (whether or not also described in clauses (i) through (iv) above); provided that no act or omission will constitute Good Reason unless Employee gives Company written notice of such act or omission and Company fails to cure such act or omission within fourteen (14) days after delivery of such notice (except that Employee will not be required to provide such notice more than once in cases of repeated acts or omissions). Any notice by Employee of Good Reason will be ineffective unless it is given not later than six (6) months after Employee has knowledge of any act or omission, the occurrence of which is claimed to constitute Good Reason.

       (c) Either party may terminate this Agreement at anytime for cause upon fourteen (14) days written notice. "Cause" includes, without limitation, breach of any provision of this Agreement or Employee's failure to adhere to the Company's policies and procedures. If the cause is not cured within the 14 day period, the Agreement may then be terminated by written notice. An opportunity to cure is not required if the party receiving notice of termination has previously been given notice of termination and the opportunity to cure the same or similar cause.

       (d) Company may terminate this Agreement by written notice at anytime during the Term immediately for the following reasons: (i) Death or legal incapacity of Employee; (ii) Employee's conviction of a felony; (iii) willful violation of the Company's policies or standards including without limitation, Corporate Compliance standards such as Insider Trading, Code of Ethics and Conflict of Interest, confidentiality and nondisclosure; or (iv) theft or dishonesty.

       (e) Company may terminate at any time during the Term by written notice upon Employee's other incapacity or inability to perform Employee Services for a period of at least 90 consecutive days because of impairment of Employee's physical, or mental health making it impossible or impractical for Employee to perform Employee Services.

       (f) If Employee's employment is terminated under Sections 6(a), or (b) Employee shall be entitled to receive the following as severance:

           (i) continued Base Salary for the remainder of the Initial Term, or if such termination is during the Renewal Term, for the remainder of the then one year Renewal Term, payable in installments according to the Company's normal payroll practices applicable to senior executives; and

           (ii) an amount equal to his Target Bonus for each year of the remainder of the Initial Term, or if such termination is during the Renewal Term, for the Renewal Term, payable each year at the same time as the Company pays bonuses to its employees;

 provided, that at Employee's election, the  Base Salary described in  clause
 (i) and the amount of Target Bonus described in clause (ii) shall instead be paid in an immediate lump sum discounted to present value applying a discount interest rate equal to the interest rate of the Company's revolving credit facility at the time of termination.

       (g) If Employee's employment is terminated under Sections (c) _ (e), then Employee shall be entitled only to such severance as Employee would otherwise be entitled under the Company's severance policy in effect for senior executives of the Company at the time of such termination.

       (h) Notwithstanding any other provisions of this Employment Agreement, if Employee's employment is terminated by the Company under Section 6(a) or by Employee for Good Reason under Section 6(b) at anytime during the two year period following a change in control of the Company then Employee will receive as severance a cash payment equal to two times the sum of (I) Employees Base Salary at the time of termination, plus (II) Employee's Target Bonus. Such payment will include all severance due to Employee under any Company severance plan but is not inclusive of any other benefit or right due or available to Employee under any other Company plan or Section 6 of this Agreement.

           "Change in control" for the purposes of this Agreement shall mean a change in the ownership or effective control of the Company, or the ownership of a substantial portion of the assets of the Company, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder.

           If it shall be determined by the Company that any payment, provision of any benefit or other amount to Employee pursuant to this Agreement or any other payment, provision of any benefit or other amount from the Company or any affiliate of the Company, is or would be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay an Excise Neutralization Payment (defined below) to Employee with respect to such excise tax. For purposes of this Agreement, an "Excise Neutralization Payment" means an additional payment in an amount such that, after payment by Employee of all income, and excise taxes on such additional amount, Employee retains an amount from such additional amount equal to the excise or similar tax to be neutralized under this Section 6(h).

    7. Confidentiality. Employee agrees not to directly or indirectly use or disclose, for the benefit of any person, firm or entity other than Company and its subsidiary companies, the Confidential Business Information of Company. Confidential Business Information means information or material which is not generally available to or used by others or the utility or value of which is not generally known or recognized as a standard practice, whether or not the underlying details are in the public domain, including but not limited to its computerized and manual systems, procedures, reports, client lists, review criteria and methods, financial methods and practices, plans, pricing and marketing techniques as well as information regarding Company's past, present and prospective clients and their particular needs and requirements, and their own confidential information. The obligations of Employee under this provision continue after termination.

       Upon termination of employment, with or without cause, Employee agrees to return to Company all policy and procedure manuals, records, notes, data, memoranda, and reports of any nature (including computerized and electronically stored information) which are in Employee's possession and/or control which relate to (i) the Confidential Business Information of Company, (ii) Employee's employment with Company, or (iii) the business activities or facilities of Company or its past, present, or prospective clients.

    8. Restrictive Covenant. During the period of employment and for a period of one (1) year from the date of termination, with or without cause, Employee will not directly or indirectly, within the United States or in any foreign market in which Employee was engaged in activities on behalf of Company, own, engage or participate in any way in any business which is similar to or competitive with any actual or planned business activity engaged in or planned by Company at the time the employment was terminated if in the course of such ownership or employment, if it could reasonably be anticipated that Employee would be required to use or disclose the Confidential Business Information of Company. However, this Agreement shall not prohibit ownership of up to two percent (2%) of the shares of stock of any such corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market.

       Employee further agrees that, for a period of one (1) year after termination of employment with Company, with or without cause, Employee will promptly notify Company of any business with whom Employee is associated or in which has an ownership interest and provide Company with a description of Employee's duties or interests.

       For a period of one year after termination of employment, with or without cause, Employee will not directly or indirectly, for the purpose of selling services provided or planned by Company at the time the employment was terminated, call upon, solicit or divert any actual customer or prospective customer of Company. An actual customer, for purposes of this Section, is any customer to whom Company has provided services within one year prior to Employee's termination. A prospective customer, for purposes of this Section, is any prospective customer to whom Company sought to provide services within one (1) year prior to the date of Employee's termination and Employee has knowledge or and was involved in such solicitation.

    9. Non-Solicitation of Employees. Employee further agrees that for a period of one year from the date of Employee's termination, with or without cause, Employee shall not directly or indirectly solicit or hire any person who is currently or was an employee of Company at any time during the twelve months prior to Employee's termination.

   10. Remedies. In the event Employee breaches or threatens to breach Sections 7, 8 or 9 of this Agreement, Company shall be entitled to injunctive relief, enjoining or restraining such breach or threatened breach. Employee acknowledges that Company's remedy at law is inadequate and that Company will suffer irreparable injury if such conduct is not prohibited.

       Employee and Company agree that, because of the difficulty of ascertaining the amount of damages in the event that Employee breaches
 Section 9 of this Agreement, Company shall be entitled to recover, at its option, as liquidated damages and not as a penalty, a sum equal to one year's annual salary of the employee(s) solicited to leave Company's employ. The parties further agree that the existence of this remedy will not preclude employer from seeking or receiving injunctive relief.

       Employee further agrees that the covenants contained in Sections 7, 8 or 9 shall be construed as separate and independent of other provisions of this Agreement and the existence of any claim by Employee against Company shall not constitute a defense to the enforcement by Company of either of these paragraphs.

   11. Property Rights. All discoveries, designs, improvements, ideas, inventions, creations, and works of art, whether or not patentable or subject to copyright, relating to the business of Company or its clients, conceived, developed or made by Employee during employment by Company, either solely or jointly with others (hereafter "Developments") shall automatically become the sole property of Company. Employee shall immediately disclose to Company all such Developments and shall, without additional compensation, execute all assignments, application or any other documents deemed necessary by Company to perfect Company's rights therein. These obligations shall continue for a period of one year beyond the termination of employment with respect to Developments conceived, developed or made by Employee during employment with Company.

       Company acknowledges and agrees that the provisions of this section shall not apply to inventions for which no equipment, supplies, facility or trade secret information of Company or its clients were used by Employee and which were developed entirely on Employee's own time unless (a) such inventions relate (i) to the business of Company or (ii) to Company's actual or demonstrably anticipated research or development or (b) such inventions result from any work performed by Employee for Company.

   12. Legal Fees. The Company will reimburse Employee for up to twenty thousand dollars ($20,000) of reasonable attorneys' fees, costs and expenses ("Legal Fees") incurred by Employee in connection with the negotiation, drafting, consultation and advice with respect to this Agreement, upon submission of invoices for the Legal Fees.

   13, Assignments. Neither party shall have the right or power to assign any rights or duties under this Agreement without the written consent of the other party, provided, however, that Company shall have the right to assign this Agreement without consent pursuant to any corporate reorganization, merger, joint venture or other transaction involving a change of control of Company or to any subsidiary company; further provided, however, that in the event of any such permitted assignment, the Company shall remain jointly and severally liable for the obligations of the Company or other employer under this Agreement unless such assignment has the written consent of Employee, which consent shall not be unreasonably withheld. Any attempted assignment in breach of this Section 12 shall be void.

   14. Severability. Each section, paragraph, clause, sub-clause and provision (collectively "Provisions") of this Agreement shall be severable from each other, and if for any reason the paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other Provision hereof.

   15. Miscellaneous.

       (a) This Agreement, the schedules and any amendments hereto contain the entire agreement of the parties with respect to the employment of the Employee and supersedes all other understandings whether written or oral; provided, however, that Employee shall comply with all policies, procedures, codes of ethics and other requirements of Company as established in the Colleague Handbook and Corporate Policy Manuals, not inconsistent with this Agreement.

       (b) Failure on the part of either party to insist upon strict compliance by the other with respect to any of the terms, covenants and conditions hereof, shall not be deemed a subsequent waiver of such term, covenant or condition.

       (c) The provisions of any paragraph containing a continuing obligation after termination shall survive such termination whether with or without cause and even if occasioned by Company's breach or wrongful termination.

       (d) This Agreement may not be modified except in writing as signed by the parties; provided, however, that Company may amend or terminate its Benefit Plans, Incentive Plan, Corporate Policies and/or employees' rules and regulations in its sole discretion.

       (e) In the event Employee is the prevailing party in any litigation under this Agreement, the Company shall reimburse Employee's reasonable attorneys' and expert witness fees promptly upon his reasonable substantiation thereof to the Company.

   16. Notices. All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Company:  First Health Group Corp.
                          3200 Highland Avenue
                          Downers Grove, Illinois  60515-1223
                          Attention: General Counsel

      with a copy to:     Stephen S. Bowen
                          Latham & Watkins, LLP
                          233 S. Wacker Drive, Suite 5800
                          Chicago, Illinois 60606

      If to Employee, to: William McManaman
                          (at his most recent home address and/or
                          facsimile number on file with Company)

      With copy to:       Roger C. Siske, Esq.
                          Sonnenschein Nath & Rosenthal LLP
                          8000 Sears Tower
                          Chicago, IL 60606

 Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

   17. Governing Law. It is the intention of the parties hereto that all questions with respect to the construction, formation, and performance of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Illinois. The parties hereto submit to the jurisdiction and venue of the courts of DuPage County Illinois in respect to any matter or thing arising out of this agreement pursuant hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement in the State of Illinois as of the day and year first above written.

                                 The Company:
                                 First Health Group Corp.


                                 By:
                                      -------------------------------------
                                 Its: President and Chief Executive Officer


                                 Employee:

                                      -------------------------------------
                                      William McManaman